Exhibit 99.1

VERITAS DGC INC.
ANNOUNCES THIRD FISCAL QUARTER RESULTS

HOUSTON, May 26, 2004 — Veritas DGC Inc. (NYSE & TSX: VTS) announced results for its third fiscal quarter ended April 30, 2004. Revenue and earnings with the comparative amounts for the corresponding periods of the prior fiscal year, were as follows:

	Three Months Ended			Nine Months Ended
	April 30,			April 30,
	2004		2003	2004	2003
	(millions, except per share amounts)
Revenues	$176.5		$120.6	$428.7	$383.5
Net income (loss)	10.2	[1]	4.7	(1.9)[1]	10.8
Earnings (loss) per common share — diluted	0.29		0.14	(0.06)	0.32

[1]	Results for the current quarter included pretax charges totaling $6.4 million related to the retirement of $154 million of bank debt.

Thierry Pilenko, Chairman and CEO of Veritas commented, “I am pleased with the results of this period, my first quarter at the Company. I have found Veritas to be in sound condition with people and assets capable of good performance, both operationally and financially.” Mr. Pilenko commented on the market and immediate prospects, saying, “The market for seismic products and services seems to be improving somewhat as we observe more favorable contract terms and increased bidding activities. However, we are still in a period of significant uncertainty, so I do not believe that the excellent results of our last two quarters necessarily represent the beginning of a trend. These quarters demonstrate that sales of completed multi-client surveys generate a substantial portion of our profit and these sales are always difficult to predict.” As to future direction Mr. Pilenko added, “We will continue to focus on free cash flow, seeking well-funded multi-client opportunities as well as profitable contract work. Reflecting the ongoing weakness in the seismic industry, we find it difficult to generate adequate and consistent returns, therefore, we will also explore avenues to improve the overall viability of the seismic business.”

Revenues for the third quarter were $176.5 million, an increase of 46% from the third quarter of fiscal 2003. Revenues for the third quarter and nine months ended April 30 were:

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2004	2003	2004	2003
	(millions)
Multi-client:
Land	$22.4	$18.9	$52.3	$48.9
Marine	58.0	32.7	151.6	124.6

Subtotal	80.4	51.6	203.9	173.5
Contract:
Land	58.5	44.5	126.9	124.9
Marine	37.6	24.5	97.9	85.1

Subtotal	96.1	69.0	224.8	210.0

Total Revenues	$176.5	$120.6	$428.7	$383.5

Multi-client

Marine multi-client revenue in the third quarter of fiscal 2004 increased 77% compared to the prior year’s third quarter. Much of the increase was due to sales of completed surveys of $34.0 million, an increase of 106% over the prior year’s comparable period. Revenue from pre-funding of ongoing marine surveys was up by 49%. Land multi-client revenue was also up, with sales of completed surveys of $17.7 million representing a 42% increase over the prior year’s third quarter. Land prefunding revenue was down by 27%, due to our decreased investment.

Cash spending on multi-client data library was $27.0 million during the quarter while pre-funding revenue for the quarter was $28.8 million. The multi-client library balance at the end of the quarter was $324.8 million, down from $350.1 million at the end of the prior quarter.

Contract

Contract revenue increased by 39% from the prior year’s third quarter. Land contract revenue increased by 31% on the strength of additional work in Canada, Alaska, the Lower 48 and Argentina. Marine contract revenue increased by 53% due primarily to work in India and Australia.

Operating Income

Operating income as a percentage of revenue was 12%, compared to 11% in the previous year’s third quarter. Contract acquisition pricing has not improved noticeably during recent quarters but the terms of most projects are more favorable, with the customer bearing more risk of downtime due to weather and other factors.

Interest Expense

Interest expense was $2.9 million higher than in the third quarter of the previous year. The current quarter interest expense includes $6.4 million of charges relating to retirement of $154 million of bank debt, including the expensing of debt issuance costs, cancellation of interest rate swaps and prepayment penalties.

Income Taxes

The Company’s effective tax rate for the quarter was 23%, lower than the 39% rate in the comparable period last year, due to the current use of previously unbenefited loss carryforwards and foreign tax credits.

Backlog

At April 30, 2004, the Company’s combined backlog was $149 million compared to $172 million at the end of the second quarter with contract backlog down $22 million and multi-client backlog down $1 million. The decline in contract backlog is due to the completion of seasonal land acquisition work in Alaska and Canada and completion of land acquisition contracts in South America.

Debt

During the quarter the Company issued $155 million of convertible bonds and used the net proceeds to repay $129 million of bank debt and repurchase $20 million of shares (1.2 million shares) during the marketing of the bonds. The bonds pay interest of LIBOR less 0.75%, currently 0.37% and are subject to put and call provisions after five years or upon the occurrence of certain significant events, such as a merger. The Company repaid an additional $25 million of bank debt using cash on hand, ending the quarter with $87.3 million of cash and $26.5 million of bank debt.

Free Cash Flow

Free cash flow for the quarter was $29.2 million versus $15.8 million last year as shown in the attached table. The Company defines free cash flow as cash flow from operating activities less cash multi-client investment and capital expenditures. They believe that this non-GAAP measure is useful as an addition to the most directly comparable GAAP measure of “cash provided by operating activities” because free cash flow includes investments in operational assets and therefore provides a more complete picture of cash from ongoing operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since it does not include mandatory debt service requirements or other non-discretionary cash expenditures.

The Company’s customary conference call will be tomorrow, May 27th, at 9:00 a.m. EST. Following a brief presentation, participants will have the opportunity to ask questions. The dial-in number to participate is 800-218-0204. Should you have difficulty with the aforementioned “800” number, phone 303-262-2141 to be connected toll free.

There will also be a live audio webcast of the conference call with the related slide presentation at the Company’s website, www.veritasdgc.com. Windows Media Player software is required and is available, free of charge, for download through the website. Individuals accessing the webcast will be “listen only” and will be unable to take part in the Q&A session.

A digital replay will be available at the conclusion of the call until the close of business Thursday, June 10, 2004. Interested persons can phone 800-405-2236 or 303-590-3000 (pin code 494831) or access the webcast replay with the related slide presentation at www.veritasdgc.com.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geological and reservoir technologies to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821

Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2004	2003	2004	2003
Revenues	$176,547	$120,636	$428,667	$383,464
Cost of services	143,487	97,497	375,492	318,446
Research and development	4,118	3,274	11,258	9,327
General and administrative	7,217	6,261	19,791	21,744

Operating income	21,725	13,604	22,126	33,947
Interest expense	8,874	5,992	17,349	14,359
Other expense (income), net	(439)	(193)	(956)	1,454

Income (loss) before provision for income taxes	13,290	7,805	5,733	18,134
Income taxes	3,121	3,077	7,672	7,353

Net income (loss)	$10,169	$4,728	$(1,939)	10,781

Net income (loss) per share:
Basic
Net income (loss) per common share	$.30	$.14	$(.06)	$.32

Weighted average common shares	33,455	33,348	33,598	33,243

Diluted
Net income (loss) per common share	$.29	$.14	$(.06)	$.32

Weighted average common shares	34,601	33,355	33,598	33,280

Supplemental Data:
Depreciation and amortization, net	$11,786	$10,853	$31,655	$36,202
Multi-client amortization	57,659	33,251	163,390	106,809
Free Cash Flow[1]:
Cash flow from operating activities	$63,354	$69,403	$152,356	$162,142
Investment in multi-client data library, net cash	(27,018)	(47,065)	(97,333)	(122,652)
Purchase of property and equipment	(7,095)	(6,563)	(20,652)	(19,530)

Free Cash Flow	$29,241	$15,775	$34,371	$19,960

[1]	See description of free cash flow on the preceding page of this press release